EXHIBIT 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OFOPERATIONS
Executive Overview
Liquidity and Financial Position
We have significant indebtedness and significant financial commitments in 2009. In addition to commitments under employment, entertainment and other operational agreements, our financial commitments and estimated capital expenditures in 2009, as of December 31, 2008, totaled approximately $2.8 billion and consisted of:
•	Contractual maturities of long-term debt totaling approximately $1.0 billion;

•	Interest payments on long-term debt, estimated at $0.8 billion;

•	CityCenter required equity contributions of approximately $0.7 billion;

•	Other commitments of approximately $0.3 billion, including $0.2 billion of estimated capital expenditures;
     To fund our anticipated 2009 financial commitments, we had the following sources of funds as of December 31, 2008:
•	Available borrowings under our senior credit facility of $1.2 billion;

•	Expected proceeds in 2009 from the sale of TI of approximately $0.6 billion;

•	Operating cash flow: Our current expectations for 2009 indicate that operating cash flow will be lower than in 2008. In 2008, we generated approximately $1.8 billion of cash flow from operations before deducting a) cash paid for interest, which commitments are included in the list above, and b) the tax payment on the 2007 CityCenter transaction.
     At March 17, 2009, we had borrowed the total amount of borrowing capacity under our $7.0 billion senior credit facility. We had no other sources of borrowing availability, except to the extent we pay down further amounts outstanding under the senior credit facility. Therefore, at March 17, 2009, we were uncertain as to whether the sources listed above would be sufficient to fund our 2009 financial commitments and could not provide any assurances that we would be able to raise additional capital to fund our anticipated expenditures in 2009 if the sources listed above were not adequate. In May 2009, we executed a series of transactions to improve our financial position, consisting of the following:
•	We entered into an amendment to our senior credit facility, under which certain covenants and potential events of default were waived and other covenants were amended, and under which we permanently repaid $826 million of credit facility borrowings, and the $400 million of previous repayments under separate amendments were treated as permanent reductions. Additional information about the credit facility amendment is described below.

•	We issued approximately 164.5 million shares, including approximately 21.5 million shares issued as a result of the underwriters exercising their over-allotment option, of our common stock at $7 per share, for total net proceeds of approximately $1.1 billion. A portion of the shares were previously held by us as treasury stock and a portion of the shares were newly issued. Proceeds from the common stock offering and concurrent offering of senior secured notes were and are intended to be used to repay outstanding amounts under the our senior credit facility and redeem certain outstanding senior debentures and senior notes and for general corporate purposes. Pursuant to the issuance of the additional shares of common stock sold, Tracinda Corporation no longer owns more than 50% of our common stock.

•	We issued $650 million of 10.375% senior secured notes due 2014 and $850 million of 11.125% senior secured notes due 2017 for net proceeds to us of approximately $1.4 billion. The notes are secured by the equity interests, subject to gaming approvals, and substantially all of the assets of Bellagio and The Mirage and otherwise rank equally with our existing and future senior indebtedness.
     Concurrently with the close of the above transactions on May 19, 2009, we delivered a notice of redemption for the $100 million of outstanding 7.25% senior debentures of Mirage Resorts, Incorporated (“MRI”), our wholly owned subsidiary. The notes were redeemed on June 18, 2009, at a total cost of approximately $127 million. All of the covenants applicable to the MRI notes that may be defeased pursuant to the terms of the indenture governing the notes were defeased through the deposit of the aggregate redemption price with the trustee for the notes. Additionally, in May 2009, we commenced tender offers to purchase all $820.0 million of our outstanding 6.0% senior notes due October 2009 and all $226.3 million of our outstanding 6.50% senior notes due July 2009, of Mandalay Resort Group, our wholly owned subsidiary. As of May 27, 2009, we had received valid tenders for $762.6 million of the senior notes due October 2009 and $122.3 million of the senior notes due July 2009.

     While we were in compliance with the financial covenants under our senior credit facility at December 31, 2008, as previously anticipated, we were not in compliance with the financial covenants as of March 31, 2009 and received a waiver of the requirement to comply with such covenants through June 30, 2009. Subsequent to the receipt of the waiver, in May 2009, we entered into an amendment of the senior credit facility referred to above which included the following key terms:
•	Amended certain financial and non-financial covenants to 1) require a quarterly minimum EBITDA test, based on a rolling 12-month EBITDA; 2) provide for a covenant limiting annual capital expenditures; 3) eliminate the total leverage ratio and interest charge coverage ratio tests and permanently waive any prior non-compliance with such ratio tests for the quarter ended March 31, 2009; and 4) permanently waive any potential default from the inclusion of a “going concern” explanatory paragraph in the report of our independent registered public accountants for the years ended or ending December 31, 2008 or December 31, 2009;

•	Amended existing restrictions to allow for the issuance of equity and debt securities described above and, in connection therewith, amended existing restrictions to allow for the granting of liens to secure indebtedness of up to $1.5 billion;

•	Amended existing restrictions to allow the prepayment, redemption, or purchase of indebtedness, including payment of any premium, pursuant to the tender offers described above;

•	Amended existing restrictions to allow 1) the redemption, prepayment, repurchase and/or defeasance of the MRI notes described above, 2) repayment of any registered debt securities currently outstanding and maturing through February 28, 2011, 3) utilization of up to $300 million in cash to prepay, repurchase, or redeem indebtedness with a maturity date following February 28, 2011 at a discount to par, and 4) exchange of indebtedness for up to $500 million in equity interests as long as a change of control does not occur as a result of such exchange;

•	We are allowed to incur additional indebtedness up to $500 million; provided that such indebtedness must be unsecured indebtedness with a maturity after the maturity of the senior credit facility with covenants no more restrictive than those contained in the indentures governing our existing senior unsecured indebtedness. Without duplication of the requirements described above, 50% of the net proceeds of such indebtedness must be used to permanently reduce the term loan and revolving portions of the senior credit facility on a pro rata basis;

•	Provided that 50% of the net proceeds from any future asset sales would be used to permanently reduce the term loan and revolving portions of the senior credit facility on a pro rata basis, subject to any similar requirements in other debt instruments; and

•	Fixed the LIBOR margin at 4.00% and the base rate margin at 3.00%, which margins reflect an increase of 1.00% from the highest corresponding margin previously applicable.

•	We granted the lenders a security interest in the assets of Gold Strike Tunica and certain undeveloped land on the Las Vegas Strip to secure up to $300 million of obligations under the credit facility and MGM Grand Detroit, which is a co-borrower under the credit facility, granted the lenders a security interest in its assets to secure its obligations under the credit facility.
     We believe that the approximately $2.5 billion of proceeds of the common stock and senior secured notes offering — in addition to the covenant relief provided under the amendment to the senior credit facility, the actual $755 million proceeds from the March 2009 sale of TI (see “Other Factors Affecting Liquidity”) and our operating cash flow — will allow us to fulfill our financial commitments through 2009 and 2010 including any amounts due under the CityCenter completion guarantee (see “Off Balance Sheet Arrangements”), notwithstanding the $1.26 billion of permanent repayments of credit facility borrowings. However, our ability to meet our obligation to redeem our $782 million 8.5% senior notes maturing in September 2010 depends in part on our operating performance and amounts to be funded under our CityCenter completion guarantee meeting our current expectations. Should our operating results or the amount required under the CityCenter completion guarantee not meet expectations, it may be necessary for us to seek additional financing or explore the sale of non-core assets to satisfy the September 2010 senior note maturity.
Current Operations
     At December 31, 2008, our operations consisted of 17 wholly-owned casino resorts and 50% investments in four other casino resorts, including:
Las Vegas, Nevada:	Bellagio, MGM Grand Las Vegas, Mandalay Bay, The Mirage, Luxor, TI, New York-New York, Excalibur, Monte Carlo, Circus Circus Las Vegas and Slots-A-Fun.

Other:	Circus Circus Reno and Silver Legacy (50% owned) in Reno, Nevada; Gold Strike in Jean, Nevada; Railroad Pass in Henderson, Nevada; MGM Grand Detroit; Beau Rivage in Biloxi, Mississippi and Gold Strike Tunica in Tunica, Mississippi; Borgata (50% owned) in Atlantic City, New Jersey; Grand Victoria (50% owned) in Elgin, Illinois; and MGM Grand Macau (50% owned).
     Other operations include the Shadow Creek golf course in North Las Vegas; the Primm Valley Golf Club at the California state line; and Fallen Oak golf course in Saucier, Mississippi. In December 2008, we entered into an agreement to sell TI for $775 million; the sale closed in March 2009.

     We own 50% of CityCenter, currently under development on a 67-acre site on the Las Vegas Strip, between Bellagio and Monte Carlo. Infinity World Development Corp. (“Infinity World”), a wholly-owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity, owns the other 50% of CityCenter. CityCenter will feature a 4,000-room casino resort designed by world-famous architect Cesar Pelli; two 400-room non-gaming boutique hotels, one of which will be managed by luxury hotelier Mandarin Oriental; approximately 425,000 square feet of retail shops, dining and entertainment venues; and approximately 2.1 million square feet of residential space in approximately 2,400 luxury condominium and condominium-hotel units in multiple towers. CityCenter is expected to open in late 2009, except CityCenter postponed the opening of The Harmon Hotel & Spa until late 2010 and cancelled the development of approximately 200 residential units originally planned. We are serving as the developer of CityCenter and, upon completion of construction, we will manage CityCenter for a fee.
Key Performance Indicators
     Our primary business is the ownership and operation of casino resorts, which includes offering gaming, hotel, dining, entertainment, retail and other resort amenities. Over half of our net revenue is derived from non-gaming activities, a higher percentage than many of our competitors, as our operating philosophy is to provide a complete resort experience for our guests, including non-gaming amenities which command above market prices based on their quality. Our significant convention and meeting facilities allow us to maximize hotel occupancy and customer volumes during off-peak times such as mid-week or during traditionally slower leisure travel periods, which also leads to better labor utilization. We believe that we own several of the premier casino resorts in the world and have continually reinvested in our resorts to maintain our competitive advantage.
     As a resort-based company, our operating results are highly dependent on the volume of customers at our resorts, which in turn impacts the price we can charge for our hotel rooms and other amenities. We also generate a significant portion of our operating income from the high-end gaming customers, which can cause variability in our results. Key performance indicators related to revenue are:
•	Gaming revenue indicators — table games drop and slots handle (volume indicators); “win” or “hold” percentage, which is not fully controllable by us. Our normal table games win percentage is in the range of 18% to 22% of table games drop and our normal slots win percentage is in the range of 6.5% to 7.5% of slots handle;

•	Hotel revenue indicators — hotel occupancy (volume indicator); average daily rate (“ADR”, price indicator); revenue per available room (“REVPAR”), a summary measure of hotel results, combining ADR and occupancy rate.
     Most of our revenue is essentially cash-based, through customers wagering with cash or paying for non-gaming services with cash or credit cards. Our resorts, like many in the industry, generate significant operating cash flow. Our industry is capital intensive and we rely heavily on the ability of our resorts to generate operating cash flow to repay debt financing, fund maintenance capital expenditures and provide excess cash for future development.
     We generate a majority of our net revenues and operating income from our resorts in Las Vegas, Nevada, which exposes us to certain risks outside of our control, such as increased competition from new or expanded Las Vegas resorts, and the impact from expansion of gaming in California. We are also exposed to risks related to tourism and the general economy, including national and global economic conditions and terrorist attacks or other global events.
     Our results of operations do not tend to be seasonal in nature, though a variety of factors may affect the results of any interim period, including the timing of major Las Vegas conventions, the amount and timing of marketing and special events for our high-end customers, and the level of play during major holidays, including New Year and Chinese New Year. We market to different customer segments to manage our hotel occupancy, such as targeting large conventions to ensure mid-week occupancy. Our results do not depend on key individual customers, though our success in marketing to customer groups, such as convention customers, or the financial health of customer segments, such as business travelers or high-end gaming customers from a particular country or region, can impact our results.
Impact of Current Economic Conditions and Credit Markets on Results of Operations
     The current state of the United States economy has negatively impacted our results of operations during 2008 and we expect these impacts to continue in 2009. The decrease in liquidity in the credit markets which began in late 2007 and accelerated in late 2008 has significantly impacted our Company.
     We believe recent economic conditions and our customers’ inability to access near-term credit has led to a shift in spending from discretionary items to fundamental costs like housing, as witnessed in broader indications of consumer behavior such as the declining sales trends in automobile and other retail sales and other discretionary spending in sectors like restaurants. We believe these factors have impacted our customers’ willingness to plan vacations and conventions and their level of spending while at our resorts. Other conditions currently or recently present in the economic environment are conditions which tend to negatively impact our results, such as:

•	Weak housing market and significant declines in housing prices and related home equity;

•	Higher oil and gas prices which impact travel costs;

•	Weaknesses in employment and increases in unemployment;

•	Decreases in air capacity to Las Vegas; and

•	Decreases in equity market value, which impacted many of our customers.
     See “Goodwill Impairment” and “Operating Results — Detailed Revenue Information” for specific impacts of these conditions on our results of operations. Beyond the impact on our operating results, these factors have led to a significant decrease in equity market value in general and in our market capitalization specifically.
     Given the uncertainty in the economy and the unprecedented nature of the situation with the financial and credit markets, forecasting future results has become very difficult. In addition, leading indicators such as forward room bookings are difficult to assess, as our booking window has shortened significantly due to consumer uncertainty. Businesses and consumers appear to have altered their spending patterns which may lead to further decreases in visitor volumes and customer spending including convention and conference customers cancelling or postponing their events.
     Because of these economic conditions, we have increasingly focused on managing costs. For example, we have reduced our salaried management positions; we did not pay discretionary bonuses in 2008 due to not meeting our internal profit targets; we suspended Company contributions to certain nonqualified deferred compensation plans; and we have been managing staffing levels across all our resorts. For the full year of 2008, the average number of full-time equivalents at our resorts decreased 7%. We continue to review costs at the corporate and operating levels to identify further opportunities for cost reductions.
     Additionally, our results of operations are impacted by decisions we make related to our capital allocation, our access to capital, and our cost of capital; all of which are impacted by the uncertain state of the global economy and the continued instability in the capital markets. For example:
•	We postponed development on MGM Grand Atlantic City and our joint venture with Kerzner and Istithmar for a Las Vegas Strip project;

•	We have significantly reduced our estimated capital expenditures for 2009;

•	We entered into an agreement in December 2008 to sell TI for $775 million;

•	The ability of CityCenter to obtain project financing was negatively impacted by credit market conditions, leading to a longer process than anticipated, with more funding from the venture partners required than anticipated;

•	In connection with the September 2008 amendment to our bank credit facility to increase the maximum leverage covenant, we will incur higher interest costs;

•	Our recent senior secured notes offering was completed at a higher interest rate than our existing fixed-rate indebtedness;

•	As discussed above, in February 2009, we borrowed $842 million, the remaining amount of available funds (other than outstanding letters of credit) under our senior credit facility, which will increase our interest costs;

•	In February 2009, all of the major credit rating agencies — Moody’s, Standard & Poors, and Fitch — downgraded the rating on our long-term debt and in March 2009, Moody’s downgraded our rating again. These rating downgrades may make it more difficult to obtain debt financing or may increase the cost of our future debt financing; and

•	Based on our current financial situation, we may be required to alter our working capital management practices to, for instance, post cash collateral for purchases or pay vendors on different terms than we have in the past.
Goodwill Impairment
     With respect to our goodwill and indefinite-lived intangible assets, we performed our annual test during the fourth quarter of 2008. As a result of this analysis, we recognized a non-cash impairment charge of $1.18 billion related to goodwill and certain indefinite-lived intangible assets in the fourth quarter. The impairment charge relates solely to the goodwill and other indefinite-lived intangible assets recognized in the 2005 acquisition of Mandalay Resort Group, and represents substantially all of the goodwill recognized at the time of the Mandalay acquisition and a minor portion of the value of trade names related to the Mandalay resorts. The impairment charge resulted from factors impacted by current economic conditions, including: 1) lower market valuation multiples for gaming assets; 2) higher discount rates resulting from turmoil in the credit and equity markets; and 3) current cash flow forecasts for the Mandalay resorts.

Other Items Affecting Future Operating Results
     Our Las Vegas Strip resorts require ongoing capital investment to maintain their competitive advantages. We believe the investments we have made in the past several years in additional non-gaming amenities relative to our competitors enhances our ability to maintain visitor volume and allows us to charge higher prices for our amenities relative to our competitors. In 2008, we completed many improvements at our Las Vegas strip resorts, including:
•	A remodel of approximately 2,700 standard rooms at The Mirage, approximately 2,700 standard rooms at TI, approximately 1,100 rooms at Gold Strike Tunica, and approximately 900 rooms at Excalibur.

•	A new Cirque du Soleil production show, Believe featuring Criss Angel, at Luxor.

•	New restaurants and bars such as BLT Burger at The Mirage, RokVegas at New York-New York, Brand Steakhouse at Monte Carlo, and Yellowtail at Bellagio.

•	A complete re-design and refurbishment of the casino floor at New York-New York.
     In addition, the following items are relevant to our overall outlook:
•	In August 2007, we entered into a new five-year collective bargaining agreement covering approximately 21,000 of our Las Vegas Strip employees. The new agreement provides for increases in wages and benefits of approximately 4% annually. This does not include the collective bargaining agreement covering employees at MGM Grand Las Vegas, which expired in 2008. A new agreement for MGM Grand Las Vegas is currently being negotiated. In addition, in October 2007 we entered into a new four-year labor agreement covering approximately 2,900 employees at MGM Grand Detroit which provides for average annual increases in wages and benefits of approximately 6%.

•	We recognized a substantial gain from the sale of TI in the first quarter of 2009.
Financial Statement Impact of Hurricane Katrina and the Monte Carlo Fire
     We maintain insurance covering both property damage and business interruption relating to catastrophic events, such as Hurricane Katrina affecting Beau Rivage in August 2005 and the rooftop fire at Monte Carlo in January 2008. Business interruption coverage covered lost profits and other costs incurred during the construction period and up to six months following the reopening of the facility.
     Non-refundable insurance recoveries received in excess of the net book value of damaged assets, clean-up and demolition costs, and post-event costs are recognized as income in the period received or committed based on our estimate of the total claim for property damage (recorded as “Property transactions, net”) and business interruption (recorded as a reduction of “General and administrative” expenses) compared to the recoveries received at that time. All post-event costs and expected recoveries are recorded net within “General and administrative” expenses, except for depreciation of non-damaged assets, which is classified as “Depreciation and amortization.”
     Insurance recoveries are classified in the statement of cash flows based on the coverage to which they relate. Recoveries related to business interruption are classified as operating cash flows and recoveries related to property damage are classified as investing cash flows. We classify insurance recoveries as being related to property damage until the full amount of damaged assets and demolition costs are recovered, and classify additional recoveries up to the amount of post-event costs incurred as being related to business interruption. Insurance recoveries beyond that amount are classified as operating or investing cash flows based on our estimated allocation of the total claim.
     Hurricane Katrina. By December 31, 2007, we had reached final settlement agreements with our insurance carriers and received insurance recoveries of $635 million which exceeded the $265 million of net book value of damaged assets and post-storm costs incurred. During the year ended December 31, 2007, we recognized $284 million of insurance recoveries in income, of which $217 million was recorded within “Property transactions, net” and $67 million was recorded within “General and administrative expense.” The remaining $86 million previously recognized in income was recorded within “Property transactions, net” in 2006.
     During 2007, we received $280 million in insurance recoveries, of which $207 million was classified as investing cash flows and $73 million was classified as operating cash flows. During 2006, we received $309 million in insurance recoveries related to Hurricane Katrina, of which $210 million was classified as investing cash flows and $99 million was classified as operating cash flows.
     Monte Carlo. As of December 31, 2008, we had received $50 million of proceeds from our insurance carriers related to the Monte Carlo fire and recognized $19 million of insurance recoveries in income, of which $10 million was recorded within “Property transactions, net” and $9 million was recorded within “General and administrative expenses.” Also, in 2008, we recorded a write-down of $4 million related to the net book value of damaged assets, demolition costs of $7 million, and operating costs of $21 million related to the fire.

Results of Operations
Summary Financial Results
     The following table summarizes our financial results:

	Year Ended December 31,
		Percentage		Percentage
	2008	Change	2007	Change	2006
	(In thousands, except per share data)
Net revenues	$7,208,767	(6%)	$7,691,637	7%	$7,175,956
Operating expenses:
Casino and hotel operations	4,034,374	0%	4,027,558	8%	3,715,057
General and administrative	1,278,501	2%	1,251,952	7%	1,169,271
Corporate expense	109,279	(44%)	193,893	20%	161,507
Preopening and restructuring	23,502	(74%)	92,105	146%	37,397
Property transactions, net	1,210,749	NM	(186,313)	NM	(40,980)
CityCenter gain	—	NM	(1,029,660)	NM	—
Depreciation and amortization	778,236	11%	700,334	11%	629,627

	7,434,641	47%	5,049,869	(11%)	5,671,879

Income from unconsolidated affiliates	96,271	(57%)	222,162	(13%)	254,171

Operating income (loss)	$(129,603)	(104%)	$2,863,930	63%	$1,758,248

Income (loss) from continuing operations	$(855,286)	(161%)	$1,400,545	120%	$635,996
Net income (loss)	(855,286)	(154%)	1,584,419	144%	648,264
Diluted income (loss) from continuing operations per share	$(3.06)	(165%)	$4.70	116%	$2.18
Diluted net income (loss) per share	(3.06)	(158%)	5.31	139%	2.22
     On a consolidated basis, the most significant events and trends contributing to our performance over the last three years have been:
•	The economic factors discussed in “Impact of Current Economic Conditions and Credit Markets on Results of Operations.”

•	The rooftop fire at Monte Carlo in January 2008, which caused the closure of the resort for several weeks and reduced the number of rooms available at Monte Carlo for the remainder of 2008.

•	Recognition of a $1.2 billion impairment charge in the fourth quarter of 2008 related to goodwill and indefinite-lived intangible assets recognized in the Mandalay acquisition in 2005. This non-cash charge is recorded in “Property transactions, net” in the accompanying consolidated statement of operations.

•	Recognition of a $1.03 billion gain in 2007 related to the contribution of the CityCenter assets to a joint venture.

•	The closure of Beau Rivage in August 2005 after Hurricane Katrina and subsequent reopening in August 2006, and income related to insurance recoveries. Operating income at Beau Rivage includes income from insurance recoveries of $284 million in 2007 and $86 million in 2006.

•	Recognition of our share of profits from the closings of condominium units of The Signature at MGM Grand, which were complete as of December 31, 2007. The venture recorded revenue and cost of sales as units closed. In 2007, we recognized income of approximately $84 million related to our share of the venture’s profits and $8 million of deferred profit on land contributed to the venture. In 2006, we recognized income of approximately $102 million related to our share of the venture’s profits and $15 million of deferred profit on land contributed to the venture. These amounts are classified in “Income from unconsolidated affiliates” in the accompanying consolidated statements of operations.

•	Recognition of an $88 million pre-tax gain on the repurchase of certain of our outstanding senior notes and redemption of our 7% debentures in the fourth quarter of 2008, which was recorded within “Other, net” in the accompanying consolidated statement of operations.
     Net revenues decreased 6% in 2008 compared to 2007 due to the market conditions described above. On a comparable basis, operating income decreased 30% in 2008 compared to 2007, excluding the goodwill and indefinite-lived intangible impairment charge, the CityCenter gain, insurance recoveries, property transactions, preopening and start-up expenses, and profits from The Signature. Our operating margin decreased to 15% from 22% in the prior year on a comparable basis. The 44% decrease in corporate expense in 2008 was mainly attributable to cost reduction efforts implemented throughout the year, including the elimination of annual bonuses due to not meeting internal profit targets. Also, corporate expense in the prior year included severance costs, costs associated with our CityCenter joint venture transaction, and development costs associated with our planned MGM Grand Atlantic City project. Depreciation and amortization expense increased 11% in 2008 on top of an 11% increase in 2007 due to the significant capital investments in our resorts over the past few years.

     Excluding Beau Rivage, net revenues in 2007 increased 4% over 2006, largely due to strength in hotel room rates and other non-gaming revenues. Operating income in 2007 compared to 2006 decreased 5% on a comparable basis, excluding the CityCenter gain, Hurricane Katrina insurance recoveries, operations at Beau Rivage, profits from The Signature at MGM Grand, preopening and start-up expenses, and property transactions. The decrease in operating income in 2007 on a comparable basis mainly related to higher depreciation and amortization expense and higher corporate expense.
Operating Results — Detailed Revenue Information
     The following table presents detail of our net revenues:

	Year Ended December 31,
		Percentage		Percentage
	2008	Change	2007	Change	2006
	(In thousands)
Casino revenue, net:
Table games	$1,078,897	(12%)	$1,228,296	(2)%	$1,251,304
Slots	1,795,226	(5%)	1,897,610	7%	1,770,176
Other	101,557	(10%)	113,148	4%	108,958

Casino revenue, net	2,975,680	(8%)	3,239,054	3%	3,130,438

Non-casino revenue:
Rooms	1,907,093	(10%)	2,130,542	7%	1,991,477
Food and beverage	1,582,367	(4%)	1,651,655	11%	1,483,914
Entertainment, retail and other	1,419,055	3%	1,376,417	16%	1,190,904

Non-casino revenue	4,908,515	(5%)	5,158,614	11%	4,666,295

	7,884,195	(6%)	8,397,668	8%	7,796,733
Less: Promotional allowances	(675,428)	(4%)	(706,031)	14%	(620,777)

	$7,208,767	(6%)	$7,691,637	7%	$7,175,956

     Table games revenue decreased 12% in 2008 mainly due to a decrease in volumes. The table games hold percentage was near the mid-point of the range for both years. In 2007, table games revenue decreased 7% excluding Beau Rivage, with volumes essentially flat and a slightly lower hold percentage in 2007.
     Volume decreases mainly at our Las Vegas Strip resorts in 2008 led to a 5% decrease in slots revenue. Slots revenue at Bellagio and Mandalay Bay decreased 4% while the majority of our other Las Vegas Strip resorts experienced year-over-year decreases in the low double digits. Slots revenue increased 7% at MGM Grand Detroit and 5% at Gold Strike Tunica. In 2007, slots revenue was flat, excluding Beau Rivage. Slots revenue was strong in 2007 at many of our Las Vegas Strip Resorts, including Bellagio and MGM Grand Las Vegas — each up 8% over 2006 — and The Mirage and Mandalay Bay — each up 5% over 2006.
     Hotel revenue decreased 10% in 2008 due to decreased occupancy and lower average room rates leading to a 10% decrease in REVPAR. Average room rates decreased 7% at our Las Vegas Strip resorts with a decrease in occupancy from 96% to 93%. In 2007, hotel revenue increased 5% excluding Beau Rivage, with a 7% increase in company—wide REVPAR. Strength in demand and room pricing in 2007 on the Las Vegas Strip led to a 5% increase in ADR.
     Food and beverage, entertainment, and retail revenues in 2008 were all impacted by lower customer spending and decreased occupancy at our resorts. In 2007, increases in food and beverage revenue were a result of investments in new restaurants and nightclubs. In 2008, entertainment revenues benefited from the addition of Believe at Luxor. In 2007, entertainment revenues benefited from Love, the Beatles-themed Cirque du Soleil show at The Mirage, which opened July 2006. Other revenues from continuing operations in 2008 increased 18% mainly due to reimbursed cost from CityCenter recognized as other revenue with corresponding amounts recognized as other expense.
Operating Results — Details of Certain Charges
     Stock compensation expense is recorded within the department of the recipient of the stock compensation award. The following table shows the amount of compensation expense related to employee stock-based awards:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Casino	$10,828	$11,513	$13,659
Other operating departments	3,344	3,180	5,319
General and administrative	9,485	12,143	20,937
Corporate expense and other	12,620	19,707	32,444
Discontinued operations	—	(865)	1,267

	$36,277	$45,678	$73,626

     Preopening and start-up expenses consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
CityCenter	$17,270	$24,169	$9,429
MGM Grand Macau	—	36,853	5,057
MGM Grand Detroit	135	26,257	3,313
The Signature at MGM Grand	—	1,130	8,379
Other	5,654	3,696	10,184

	$23,059	$92,105	$36,362

     Preopening and start-up expenses for CityCenter will continue to increase as the project nears its expected completion in late 2009. Subsequent to the CityCenter joint venture transaction in November 2007 we only recognize our 50% share of these preopening costs. MGM Grand Macau preopening and start-up expenses in 2007 and 2006 related to our share of that venture’s preopening costs.
     Property transactions, net consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Goodwill and other indefinite-lived intangible assets impairment charge	$1,179,788	$—	$—
Other write-downs and impairments	52,170	33,624	40,865
Demolition costs	9,160	5,665	348
Insurance recoveries	(9,639)	(217,290)	(86,016)
Other net (gains) losses on asset sales or disposals	(20,730)	(8,312)	3,823

	$1,210,749	$(186,313)	$(40,980)

     See discussion of goodwill and other indefinite-lived intangible assets impairment charge and insurance recoveries in the “Executive Overview” section. Other write-downs and impairments in 2008 included $30 million related to land and building assets of Primm Valley Golf Club. The 2008 period also includes demolition costs associated with various room remodel projects and a gain on the sale of an aircraft of $25 million. Insurance recoveries relate to the Monte Carlo fire in 2008 and Hurricane Katrina in 2007 and 2006. See further discussion in “Executive Overview” section.
     Write-downs and impairments in 2007 included write-offs related to discontinued construction projects and a write-off of the carrying value of the Nevada Landing building assets due to its closure in March 2007. The 2007 period also includes demolition costs primarily related to the Mandalay Bay room remodel.
     Write-downs and impairments in 2006 included $22 million related to the write-off of the tram connecting Bellagio and Monte Carlo, including the stations at both resorts, in preparation for construction of CityCenter. Other impairments related to assets being replaced in connection with several capital projects.
Non-operating Results
     The following table summarizes information related to interest on our long-term debt:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Total interest incurred	$773,662	$930,138	$900,661
Interest capitalized	(164,376)	(215,951)	(122,140)
Interest allocated to discontinued operations	—	(5,844)	(18,160)

	$609,286	$708,343	$760,361

Cash paid for interest, net of amounts capitalized	$622,297	$731,618	$778,590
Weighted average total debt balance	$12.8billion	$13.0billion	$12.7billion
End-of-year ratio of fixed-to-floating debt	58/42	71/29	66/34
Weighted average interest rate	6.0%	7.1%	7.1%
     In 2008, gross interest costs decreased compared to 2007 mainly due to lower interest rates on our variable rate borrowings. Capitalized interest decreased in 2008 due to less capitalized interest related to CityCenter and cessation of capitalized interest related to our investment in MGM Grand Macau upon opening in November 2007. The amounts presented above exclude non-cash gross interest and corresponding capitalized interest related to our CityCenter delayed equity contribution — see Note 8 to the accompanying consolidated financial statements for further discussion.

     Gross interest costs increased in 2007 compared to 2006 due to higher average debt balances during the year up until the significant reduction in debt in the fourth quarter resulting from the $2.47 billion received upon the close of the CityCenter joint venture transaction and the $1.2 billion received from our sale of common stock to Infinity World Investments, a wholly-owned subsidiary of Dubai World. Higher capitalized interest in 2007 resulted from the ongoing construction of CityCenter, MGM Grand Detroit, and MGM Grand Macau.
     The following table summarizes information related to our income taxes:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Income (loss) from continuing operations before income tax	$(668,988)	$2,158,428	$977,926
Income tax provision	186,298	757,883	341,930
Effective income tax rate	NM	35.1%	35.0%
Cash paid for income taxes	$437,874	$391,042	$369,450
     The write-down of goodwill in 2008, which is treated as a permanently non-deductible item in our federal income tax provision, caused us to incur a provision for income tax expense even though our pre-tax result was a loss for the year. Excluding the impact of the goodwill write-down, the effective tax rate from continuing operations for 2008 was 37.3%. This is higher than the 2007 rate due to the impact of the CityCenter transaction on the 2007 rate, which greatly minimized the impact of permanent and other tax items, and due to the deduction taken in 2007 for domestic production activities resulting primarily from the CityCenter transaction. The effective income tax rate in 2006 benefited from a reversal of tax reserves that were no longer required, primarily due to guidance issued by the Internal Revenue Service related to the deductibility of certain complimentaries.
     Cash taxes were paid in 2008 despite the pre-tax operating loss due to the non-deductible goodwill write-down and cash taxes paid on the CityCenter gain in 2008. Since the CityCenter gain was realized in the fourth quarter of 2007, the associated income taxes were paid in 2008. Absent the cash taxes paid on the CityCenter gain, cash taxes were approximately $250 million less in 2008 than in 2007. In addition, cash taxes for 2007 were only slightly higher than 2006 despite significantly higher pre-tax income due to the deferral of taxes on the CityCenter gain into 2008.
Liquidity and Capital Resources
Cash Flows — Summary
     Our cash flows consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Net cash provided by operating activities	$753,032	$994,416	$1,231,952

Investing cash flows:
Purchases of property and equipment	(781,754)	(2,917,409)	(1,758,795)
Proceeds from contribution of CityCenter	—	2,468,652	—
Proceeds from disposals of discontinued operations, net	—	578,873	—
Purchase of convertible note	—	(160,000)	—
Investments in and advances to unconsolidated affiliates	(1,279,462)	(31,420)	(103,288)
Property damage insurance recoveries	21,109	207,289	209,963
Other	58,667	63,316	9,693

Net cash provided by (used in) investing activities	(1,981,440)	209,301	(1,642,427)

Financing cash flows:
Net borrowings (repayments) under bank credit facilities	2,480,450	(1,152,300)	(393,150)
Issuance of long-term debt	698,490	750,000	1,500,000
Repayment of long-term debt	(789,146)	(1,402,233)	(444,500)
Issuance of common stock	—	1,192,758	—
Issuance of common stock upon exercise of stock awards	14,116	97,792	89,113
Purchases of common stock	(1,240,857)	(826,765)	(246,892)
Other	(40,971)	100,211	5,453

Net cash provided by (used in) financing activities	1,122,082	(1,240,537)	510,024

Net increase (decrease) in cash and cash equivalents	$(106,326)	$(36,820)	$99,549

Cash Flows — Operating Activities
     Trends in our operating cash flows tend to follow trends in our operating income, excluding gains and losses from investing activities and net property transactions, since our business is primarily cash-based. Cash flow from operations decreased 26% in 2008 partially due to a decrease in operating income. The 2008 period also included a significant tax payment, approximately $300 million, relating to the 2007 CityCenter transaction. Cash flow from operations decreased 19% in 2007 over 2006, due in part to an additional $135 million of net cash outflows related to real estate under development expenditures partially offset by residential sales deposits when CityCenter was wholly owned.
     At December 31, 2008 and 2007, we held cash and cash equivalents of $296 million and $416 million, respectively. We require a certain amount of cash on hand to operate our resorts. Beyond our cash on hand, we utilize a company-wide cash management system to minimize the amount of cash held in banks. Funds are swept from accounts at our resorts daily into central bank accounts, and excess funds are invested overnight or are used to repay borrowings under our bank credit facilities.
Cash Flows — Investing Activities
     Capital expenditures consisted of the following:

	Year Ended December 31,
	2008	2007	2006
		(In millions)
Development and expansion projects:
CityCenter	$58	$962	$520
MGM Grand Detroit	19	336	262
Beau Rivage	—	63	446
Las Vegas Strip land	—	584	—
MGM Grand Atlantic City	24	—	—
Capitalized interest on development and expansion projects	43	191	101

	144	2,136	1,329

Other:
Room remodel projects	230	205	39
Corporate aircraft	—	102	48
Other	408	474	343

	638	781	430

	$782	$2,917	$1,759

     In 2008, we and Dubai World each made loans to CityCenter of $500 million and equity contributions of $653 million. The insurance recoveries classified as investing cash flows relate to Monte Carlo in 2008 and Hurricane Katrina in 2007 and 2006 as discussed earlier in the “Executive Overview” section.
     In 2007, we received net proceeds of $579 million from the sale of the Primm Valley Resorts and the Laughlin Properties. Also in 2007, we purchased a $160 million convertible note issued by The M Resort LLC, which is developing a casino resort on Las Vegas Boulevard, 10 miles south of Bellagio. The note is convertible, with certain restrictions, into a 50% equity position in The M Resort LLC. Investments in unconsolidated affiliates in 2006 primarily represented investments in MGM Grand Macau.
Cash Flows — Financing Activities
     We borrowed net debt of $2.4 billion in 2008, including $2.5 billion under our senior credit facility. Also in 2008, we issued $750 million of 13% senior secured notes due 2013 at a discount to yield 15%. The senior secured notes require that upon consummation of an asset sale, such as the proposed sale of TI, we either a) reinvest the net after-tax proceeds, which can include committed capital expenditures; or b) make an offer to repurchase a corresponding amount of senior secured notes at par plus accrued interest. We repaid the following senior and senior subordinated notes at maturity during 2008:
•	$180.4 million of 6.75% senior notes; and

•	$196.2 million of 9.5% senior notes.
     In October 2008, our Board of Directors authorized the purchase of up to $500 million of our public debt securities. In 2008, we repurchased $345 million of principal amounts of our outstanding senior notes at a purchase price of $263 million in open market repurchases as follows:

•	$230 million of our 6% senior notes due 2009;

•	$43 million of our 8.5% senior notes due 2010;

•	$3.7 million of our 6.375% senior notes due 2011;

•	$5.4 million of our 6.75% senior notes due 2012;

•	$15.8 million of our 6.75% senior notes due 2013;

•	$16.1 million of our 5.875% senior notes due 2014;

•	$7.1 million of our 6.875% senior notes due 2016;

•	$17.3 million of our 7.5% senior notes due 2016; and

•	$7 million of our 7.625% senior notes due 2017.
     Also in the fourth quarter of 2008, we redeemed at par $149.4 million of the principal amount of our 7% debentures due 2036 pursuant to a one-time put option by the holders of such debentures.
     We repaid net debt of $1.8 billion in 2007, including $1.2 billion under our senior credit facility. In 2007, we issued $750 million of 7.5% senior notes maturing in 2016 and we repaid the following senior and senior subordinated notes at their scheduled maturity: $710 million of 9.75% senior subordinated notes; $200 million of 6.75% senior notes; and $492.2 million of 10.25% senior subordinated notes.
     In 2007, we received approximately $1.2 billion from the sale of 14.2 million shares of our common stock to Infinity World Investments at a price of $84 per share. We received $14 million, $98 million and $89 million in proceeds from the exercise of employee stock options in the years ended December 31, 2008, 2007 and 2006, respectively.
     In 2006, we borrowed net debt of $662 million, due to the level of capital expenditures, share repurchases and investments in unconsolidated affiliates. We repaid at their scheduled maturity our $200 million 6.45% senior notes and our $245 million 7.25% senior notes, and we issued $1.5 billion of senior notes at various times throughout the year, with interest rates ranging from 6.75% to 7.625% and maturities ranging from 2013 to 2017.
     Our share repurchases are only conducted under repurchase programs approved by our Board of Directors and publicly announced. In May 2008, our Board of Directors approved a 20 million share authorization which is still fully available at December 31, 2008. Our share repurchase activity was as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
July 2004 authorization (8 million and 6.5 million shares purchased)	$—	$659,592	$246,892
December 2007 authorization (18.1 million and 1.9 million shares purchased)	1,240,856	167,173	—

	$1,240,856	$826,765	$246,892

Average price of shares repurchased	$68.36	$83.92	$37.98
Principal Debt Arrangements
     Our long-term debt consists of publicly-held senior, senior secured, and senior subordinated notes and our senior credit facility. We pay fixed rates of interest ranging from 5.875% to 13% on the senior, senior secured, and subordinated notes. We pay variable interest based on LIBOR or a base rate on our senior credit facility. As of December 31, 2008, our current senior credit facility had a total capacity of $7.0 billion, matures in 2011, and consists of a $4.5 billion revolving credit facility and a $2.5 billion term loan facility. As of December 31, 2008, we had approximately $1.2 billion of available liquidity under our senior credit facility. However, as of March 17, 2009, we had borrowed the entire amount of available borrowings under the senior credit facility. After giving effect to our May 2009 senior credit facility amendment, the total capacity of the senior credit facility was permanently reduced to $5.8 billion and consists of a $3.6 billion revolving credit facility and a $2.2 billion term loan facility.
     All of our principal debt arrangements are guaranteed by each of our material subsidiaries, excluding MGM Grand Detroit, LLC and our foreign subsidiaries. MGM Grand Detroit is a guarantor under the senior credit facility, but only to the extent that MGM Grand Detroit, LLC borrows under such facilities. At December 31, 2008, the outstanding amount of borrowings related to MGM Grand Detroit, LLC was $404 million. Substantially all of the assets of New York-New York serve as collateral for the 13% senior secured notes issued in 2008 and substantially all of the assets of Bellagio and The Mirage serve as collateral for the 10.375% and 11.125% senior secured notes issued in May 2009, as well as the 13% senior secured notes issued in 2008. Until the completion of CityCenter, substantially all of the assets of Circus Circus Las Vegas and certain adjacent land serve to support our obligations under the CityCenter completion guarantee. In conjunction with the May 2009 credit facility amendment, we have agreed to grant lenders a security interest in the assets of Gold Strike Tunica and certain undeveloped land on the Las Vegas Strip to secure up to $300 million of obligations under the credit facility and MGM Grand Detroit, which is a co-borrower under the credit facility, has agreed to grant lenders a security interest in its assets to secure its obligations under the credit facility. Otherwise, none of our assets serve as collateral for our principal debt arrangements.

Other Factors Affecting Liquidity
     Long-term debt payable in 2009. As of December 31, 2008, we had $226 million of principal of senior notes due in July 2009 and $820 million of principal of senior notes due in October 2009. In May 2009, we commenced cash tender offers to purchase any and all of these notes. As of the close of the tender offers on June 10, 2009, we had received valid tenders for $122.3 million of the senior notes due July 2009 and $762.6 million of the senior notes due October 2009.
     TI sale. We closed the sale of TI to Ruffin Acquisition, LLC on March 20, 2009. At closing, we received $600 million in cash proceeds and a $175 million secured note bearing interest at 10% payable not later than 36 months after closing. Ruffin Acquisition, LLC exercised its option, provided for by an amendment to the purchase agreement, to prepay the note on or before April 30, 2009 and receive a $20 million discount on the purchase price. In connection with the sale of TI, including the transfer of all of the membership interest in TI, TI was released as a guarantor of our outstanding indebtedness and that of our subsidiaries.
     MGM Grand Atlantic City development. In October 2007, we announced plans for a multi-billion dollar resort complex on our 72-acre site in Atlantic City. Since making that announcement, we have made extensive progress in design and other pre-development activities. However, current economic conditions, including limited access to capital markets for projects of this scale have caused us to reassess timing for this project. Accordingly, we have postponed current development activities.
     Mashantucket Pequot Tribal Nation. We have entered into a series of agreements to implement a strategic alliance with the Mashantucket Pequot Tribal Nation (“MPTN”), which owns and operates Foxwoods Casino Resort in Mashantucket, Connecticut. Under the strategic alliance, a new casino resort owned and operated by MPTN located adjacent to the existing Foxwoods casino resort carries the “MGM Grand” brand name. The resort opened in May 2008. We are receiving a brand licensing and consulting fee in connection with this agreement. We have also formed a jointly owned company with MPTN — Unity Gaming, LLC — to acquire or develop future gaming and non-gaming enterprises. Under certain circumstances, we will provide a loan of up to $200 million to finance a portion of MPTN’s investment in joint projects.
     Kerzner/Istithmar joint venture. In September 2007, we entered into a definitive agreement with Kerzner International and Istithmar forming a joint venture to develop a multi-billion dollar integrated resort to be located on the southwest corner of Las Vegas Boulevard and Sahara Avenue. In September 2008, we and our partners agreed to defer additional design and pre-construction activities and amended the joint venture agreement accordingly. In the event the joint venture partners agree that the resort will be developed, we will contribute 40 acres of land, valued at $20 million per acre, for fifty percent of the equity in the joint venture. Kerzner International and Istithmar will contribute cash totaling $600 million, of which $200 million will be distributed to us, for the other 50% of the equity.
Off Balance Sheet Arrangements
     Investments in unconsolidated affiliates. Our off balance sheet arrangements consist primarily of investments in unconsolidated affiliates, which currently consist primarily of our investments in CityCenter, Borgata, Grand Victoria, Silver Legacy, and MGM Grand Macau. We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions. Our unconsolidated affiliate investments allow us to realize the proportionate benefits of owning a full-scale resort in a manner that minimizes our initial investment. We have not historically guaranteed financing obtained by our investees, and there are no other provisions of the venture agreements which we believe are unusual or subject us to risks to which we would not be subjected if we had full ownership of the resort.
     CityCenter. In October 2008, CityCenter closed on a $1.8 billion senior secured bank credit facility, which could be increased up to $3 billion and consisted of a $250 million revolver with the remaining amount in the form of term loans. The initial credit facility had a maturity of April 2013, was secured by substantially all of the assets of CityCenter, and was initially priced at LIBOR plus 3.75% through the construction period. In April 2009, CityCenter and its lenders amended the credit facility which resulted in 1) the reduction of maximum borrowing to $1.8 billion, 2) a change of the maturity date of the facility to June 2012, 3) a requirement that the entire amount of remaining equity contributions be funded through irrevocable letters of credit at closing and that lenders fund the remaining $800 million at closing 4) an amendment to the funding order such that future funding was pro rata between the equity contributions and the amounts available under the credit facility, 5) an amendment to the completion guarantees to relieve Dubai World of its completion guarantee as amounts were funded from its letter of credit, and 6) an amendment of our completion guarantee to provide an unlimited completion and cost overrun guarantee, supported by our interests in the assets of Circus Circus Las Vegas and certain adjacent undeveloped land.

     Through December 31, 2008, we and Infinity World had each made loans of $925 million to CityCenter, which were subordinate to the credit facility. During the fourth quarter of 2008, $425 million of each partner’s loan funding was converted to equity and each partner provided equity contributions of $228 million. Under the terms of the credit facility, we and Infinity World were each required to fund future construction costs through equity commitments of up to $731 million as of December 31, 2008, which requirement would be reduced by future qualifying financing obtained by CityCenter. Through March 17, 2009, we had each made an additional $237 million of required equity contributions in 2009. In March and April 2009, we funded an additional $270 million, of which $135 million was Infinity World’s share. In April 2009, we entered into an amended joint venture agreement, under which Infinity World agreed to fund its remaining equity contribution, including the $135 million we had previously funded on its behalf, and we agreed to fund our remaining equity contributions of $224 million, through irrevocable letters of credit. The funding is drawn as follows: Infinity World for the first $135 million, us for the next $224 million, and Infinity World for the final $359 million. The amended agreement also included provisions for distributions to be made on a priority basis to Infinity World for the first $494 million, to us for the next $494 million, and shared equally thereafter.
     Letters of credit. At December 31, 2008, we had outstanding letters of credit totaling $92 million, of which $50 million support bonds issued by the Economic Development Corporation of the City of Detroit and maturing in 2009. These bonds are recorded as a liability in our consolidated balance sheets. This obligation was undertaken to secure our right to develop a permanent casino in Detroit.
Commitments and Contractual Obligations
     The following table summarizes our scheduled contractual obligations as of December 31, 2008:

	2009	2010	2011	2012	2013	Thereafter
	(In millions)
Long-term debt	$1,048	$1,081	$6,240	$545	$1,384	$3,216
Estimated interest payments on long-term debt (1)	783	666	653	409	302	520
Capital leases	2	2	2	1	—	—
Operating leases	14	11	9	8	6	44
Tax liabilities (2)	1	—	—	—	—	—
Long-term liabilities (3)	77	18	1	1	—	6
CityCenter funding commitments (4)	731	319	—	—	—	—
Other purchase obligations:
Construction commitments	54	3	1	—	—	—
Employment agreements	113	65	21	3	—	—
Entertainment agreements (5)	127	26	4	—	—	—
Other (6)	86	16	15	9	1	—

	$3,036	$2,207	$6,946	$976	$1,693	$3,786

(1)	Estimated interest payments on long-term debt are based on principal amounts outstanding at December 31, 2008 and forecasted LIBOR rates for our bank credit facility.

(2)	Approximately $118 million of tax liabilities related to unrecognized tax benefits are excluded from the table as we cannot reasonably estimate when examination and other activity related to these amounts will conclude.

(3)	Includes our obligation to support $50 million of bonds issued by the Economic Development Corporation of the City of Detroit as part of our development agreement with the City. The bonds mature in 2009.

(4)	As of December 31, 2008 we were committed to fund equity contributions of $731 million to CityCenter during 2009. In addition, we are committed to fund up to $600 million under a partial completion guarantee. Based on current forecasted expenditures we estimate that we will be required to fund $319 million for such guarantee during 2010, excluding the benefit of proceeds to be received from residential closing.

(5)	Our largest entertainment commitments consist of minimum contractual payments to Cirque du Soleil, which performs shows at several of our resorts. We are generally contractually committed for a period of 12 months based on our ability to exercise certain termination rights; however, we expect these shows to continue for longer periods.

(6)	The amount for 2009 includes approximately $58 million of open purchase orders. Other commitments are for various contracts, including advertising, maintenance and other service agreements.
     See “Executive Overview — Liquidity and Financial Position” for discussion of the impacts of the above contractual obligations on our liquidity and financial position.

Critical Accounting Policies and Estimates
     Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements. To prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, we must make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in the estimates and assumptions could have a material impact on our results of operations, financial position or cash flows. Senior management and the Audit Committee of the Board of Directors have reviewed the disclosures included herein about our critical accounting estimates, and have reviewed the processes to determine those estimates.
Allowance for Doubtful Casino Accounts Receivable
     Marker play represents a significant portion of the table games volume at Bellagio, MGM Grand Las Vegas, Mandalay Bay and The Mirage. Our other facilities do not emphasize marker play to the same extent, although we offer markers to customers at those casinos as well. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. At December 31, 2008 and 2007, approximately 52% and 47%, respectively, of our casino accounts receivable was owed by customers from the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. At December 31, 2008 and 2007, approximately 34% and 38%, respectively, of our casino accounts receivable was owed by customers from the Far East.
     We maintain an allowance, or reserve, for doubtful casino accounts at all of our operating casino resorts. The provision for doubtful accounts, an operating expense, increases the allowance for doubtful accounts. We regularly evaluate the allowance for doubtful casino accounts. At resorts where marker play is not significant, the allowance is generally established by applying standard reserve percentages to aged account balances. At resorts where marker play is significant, we apply standard reserve percentages to aged account balances under a specified dollar amount and specifically analyze the collectibility of each account with a balance over the specified dollar amount, based on the age of the account, the customer’s financial condition, collection history and any other known information. We also monitor regional and global economic conditions and forecasts to determine if reserve levels are adequate.
     The collectibility of unpaid markers is affected by a number of factors, including changes in currency exchange rates and economic conditions in the customers’ home countries. Because individual customer account balances can be significant, the allowance and the provision can change significantly between periods, as information about a certain customer becomes known or as changes in a region’s economy occur.
     The following table shows key statistics related to our casino receivables:

	At December 31,
	2008	2007	2006
	(In thousands)
Casino accounts receivable	$243,600	$266,059	$248,044
Allowance for doubtful casino accounts receivable	92,278	76,718	83,327
Allowance as a percentage of casino accounts receivable	38%	29%	34%
Median age of casino accounts receivable	36 days	28 days	46 days
Percentage of casino accounts outstanding over 180 days	21%	18%	21%
     The allowance for doubtful accounts as a percentage of casino accounts receivable has increased in the current year due to an increase in aging of accounts. At December 31, 2008, a 100 basis-point change in the allowance for doubtful accounts as a percentage of casino accounts receivable would change net income by $2 million, or less than $0.01 per share.
Fixed Asset Capitalization and Depreciation Policies
     Property and equipment are stated at cost. For the majority of our property and equipment, cost has been determined based on estimated fair values in connection with the April 2005 Mandalay acquisition and the May 2000 Mirage Resorts acquisition. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. We account for construction projects in accordance with Statement of Financial Accounting Standards No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” When we construct assets, we capitalize direct costs of the project, including fees paid to architects and contractors, property taxes, and certain costs of our design and construction subsidiaries.

     We must make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. When constructing or purchasing assets, we must determine whether existing assets are being replaced or otherwise impaired, which also may be a matter of judgment. Our depreciation expense is highly dependent on the assumptions we make about our assets’ estimated useful lives. We determine the estimated useful lives based on our experience with similar assets, engineering studies, and our estimate of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, we account for the change prospectively.
     In accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” (“SFAS 34”), interest cost associated with major development and construction projects is capitalized as part of the cost of the project. Interest is typically capitalized on amounts expended on the project using the weighted-average cost of our outstanding borrowings, since we typically do not borrow funds directly related to a development project. Capitalization of interest starts when construction activities, as defined in SFAS 34, begin and ceases when construction is substantially complete or development activity is suspended for more than a brief period.
Impairment of Long-lived Assets, Goodwill and Indefinite-lived Intangible Assets
     We evaluate our property and equipment and other long-lived assets for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist. We then compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. All recognized impairment losses, whether for assets to be disposed of or assets to be held and used, are recorded as operating expenses.
     There are several estimates, assumptions and decisions in measuring impairments of long-lived assets. First, management must determine the usage of the asset. To the extent management decides that an asset will be sold, it is more likely that an impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist. This means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates.
     On a quarterly basis, we review our major long-lived assets to determine if events have occurred or circumstances exist that indicate a potential impairment. We estimate future cash flows using our internal budgets. When appropriate, we discount future cash flows using our weighted-average cost of capital, developed using a standard capital asset pricing model.
     We review goodwill and indefinite-lived intangible assets for impairment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. We perform our annual impairment test for goodwill and indefinite-lived intangible assets in the fourth quarter of each fiscal year. Goodwill for relevant reporting units is tested for impairment using a discounted cash flow analysis based on our budgeted future results discounted using our weighted average cost of capital and market indicators of terminal year capitalization rates. Indefinite-lived intangible assets consist primarily of license rights, which are tested for impairment using a discounted cash flow approach, and trademarks; which are tested for impairment using the relief-from-royalty method. See Note 3 and Note 9 to the accompanying consolidated financial statements for further discussion related to goodwill and indefinite-lived intangible assets.
     There are several estimates inherent in evaluating these assets for impairment. In particular, future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. In addition, the determination of capitalization rates and the discount rates used in the goodwill impairment test are highly judgmental and dependent in large part on expectations of future market conditions.
     See “Results of Operations” for discussion of write-downs and impairments of long-lived assets recorded in 2008, 2007 and 2006. In 2006, we entered into agreements to sell Primm Valley Resorts and Laughlin Properties. The fair value less costs to sell exceeded the carrying value, therefore no impairment was indicated. See “Goodwill Impairment” for discussion of impairment of goodwill recorded in 2008. Other than the above items, we are not aware of events or circumstances through December 31, 2008 that would cause us to review any material long-lived assets, goodwill or indefinite-lived intangible assets for impairment.

     Income Taxes
     We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. Except for certain New Jersey state net operating losses, certain other New Jersey state deferred tax assets, a foreign tax credit carryforward and certain foreign deferred tax assets, we believe that it is more likely than not that our deferred tax assets are fully realizable because of the future reversal of existing taxable temporary differences and future projected taxable income.
     Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities. Positions taken in tax returns are sometimes subject to uncertainty in the tax laws and may not ultimately be accepted by the IRS or other tax authorities.
     Effective January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 requires that tax positions be assessed using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50 percent likely of being realized. As required by the standard, we review uncertain tax positions at each balance sheet date. Liabilities we record as a result of this analysis are recorded separately from any current or deferred income tax accounts, and are classified as current (“Other accrued liabilities”) or long-term (“Other long-term liabilities”) based on the time until expected payment. Additionally, we recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense, a policy that did not change as a result of the adoption of
FIN 48.
     We file income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and foreign jurisdictions, although the taxes paid in foreign jurisdictions are not material. As of December 31, 2008, we were no longer subject to examination of our U.S. federal income tax returns filed for years ended prior to 2003. While the IRS examination of the 2001 and 2002 tax years closed during the first quarter of 2007, the statute of limitations for assessing tax for such years has been extended in order for us to appeal issues related to a land sale transaction that were not agreed upon at the closure of the examination. The appeals discussions continue, and the Company has requested to enter into appeals mediation procedures with the IRS. Consequently, we believe that it is reasonably possible to settle these issues within the next twelve months. The IRS is currently examining our federal income tax returns for the 2003 and 2004 tax years and one of our subsidiaries for the 2004 through 2006 tax years. Tax returns for subsequent years are also subject to examination. In addition, during the first quarter of 2009, the IRS initiated an examination of the federal income tax return of Mandalay Resort Group for the pre-acquisition year ended April 25, 2005. The statute of limitations for assessing tax for the Mandalay Resort Group federal income tax return for the year ended January 31, 2005 has been extended but such return is not currently under examination by the IRS.
     As of December 31, 2008, we are no longer subject to examination for our various state and local tax returns filed for years ended prior to 2003. A Mandalay Resort Group subsidiary return for the pre-acquisition year ended April 25, 2005 is under examination by the City of Detroit. During the first quarter of 2008, the state of Mississippi settled an examination of returns filed by subsidiaries of MGM MIRAGE and Mandalay Resort Group for the 2004 through 2006 tax years. This settlement resulted in a payment of additional taxes and interest of less than $1 million. No other state or local income tax returns are currently under exam.
Stock-based Compensation
     We account for stock-based compensation in accordance with SFAS 123(R). For stock options and stock appreciation rights (“SARs”) we measure fair value using the Black-Scholes model. For restricted stock units, compensation expense is calculated based on the fair market value of our stock on the date of grant. There are several management assumptions required to determine the inputs into the Black-Scholes model. Our volatility and expected term assumptions can significantly impact the fair value of stock options and SARs. The extent of the impact will depend, in part, on the extent of awards in any given year. In 2008, we granted 4.9 million SARs with a total fair value of $72 million. In 2007, we granted 2.6 million SARs with a total fair value of $68 million. In 2006, we granted 1.9 million stock options and SARs with a total fair value of $28 million.
     For 2008 awards, a 10% change in the volatility assumption (50% for 2008; for sensitivity analysis, volatility was assumed to be 45% and 55%) would have resulted in a $5.5 million, or 8%, change in fair value. A 10% change in the expected term assumption (4.6 years for 2008; for sensitivity analysis, expected term was assumed to be 4.1 years and 5.1 years) would have resulted in a $3.3 million, or 5%, change in fair value. These changes in fair value would have been recognized over the five-year vesting period of such awards. It should be noted that a change in the expected term would cause other changes, since the risk-free rate and volatility assumptions are specific to the term; we did not attempt to adjust those assumptions in performing the sensitivity analysis above.

Recently Issued Accounting Standards
Accounting for Business Combinations and Non-Controlling Interests
     In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (R), “Business Combinations,” (“SFAS 141R”) and SFAS No. 160 “Non-controlling interests in Consolidated Financial Statements — an amendment of ARB No. 51,” (“SFAS 160”). These standards amend the requirements for accounting for business combinations, including the recognition and measurement of additional assets and liabilities at their fair value, expensing of acquisition-related costs which are currently capitalizable under existing rules, treatment of adjustments to deferred taxes and liabilities subsequent to the measurement period, and the measurement of non-controlling interests, previously commonly referred to as minority interests, at fair value. SFAS 141R also includes additional disclosure requirements with respect to the methodologies and techniques used to determine the fair value of assets and liabilities recognized in a business combination. SFAS 141R and SFAS 160 apply prospectively to fiscal years beginning on or after December 15, 2008, except for the treatment of deferred tax adjustments which apply to deferred taxes recognized in previous business combinations. These standards became effective for us on January 1, 2009. We do not believe the adoption of SFAS 141R and SFAS 160 will have a material impact on our consolidated financial statements.
Transfers of Financial Assets and Interests in Variable Entities
     In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8 “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities.” The FSP enhances disclosures required by FIN 46(R) to include a discussion of significant judgments made in determining whether a variable interest entity (“VIE”) should be consolidated, as well as the nature of the risks and how its involvement with a VIE affects the financial position of the entity. The FSP is effective for us for the fiscal year ended December 31, 2008. The adoption of the FSP did not have a material impact on our consolidated financial statements.
Equity Method Investment Accounting Considerations
     In November 2008, the Emerging Issues Task Force (“EITF”) of the FASB ratified its consensus on EITF No. 08-6”). The EITF reached a consensus on the following four issues addressed: a) the initial carrying value of an equity method investment is determined in accordance with SFAS 141(R); b) equity method investors should not separately test an investee’s underlying assets for impairment, but rather recognize other than temporary impairments of an equity method investment in accordance with APB Opinion 18; c) exceptions to recognizing gains from an investee’s issuance of shares in earnings in accordance with the SEC’s Staff Accounting Bulletin 51 were removed to achieve consistency with SFAS 160; and d) the guidance in APB Opinion 18 to account for a change in the investor’s accounting from the equity method to the cost method should still be applied. EITF 08-6 became effective for us on January 1, 2009. We do not believe the adoption of EITF 08-6 will have a material impact on our consolidated financial statements.
Market Risk
     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed rate borrowings and short-term borrowings under our bank credit facilities. A change in interest rates generally does not have an impact upon our future earnings and cash flow for fixed-rate debt instruments. As fixed-rate debt matures, however, and if additional debt is acquired to fund the debt repayment, future earnings and cash flow may be affected by changes in interest rates. This effect would be realized in the periods subsequent to the periods when the debt matures.
     As of December 31, 2008, long-term fixed rate borrowings represented approximately 58% of our total borrowings. Based on December 31, 2008 debt levels, an assumed 100 basis-point change in LIBOR would cause our annual interest cost to change by approximately $57 million. The following table provides additional information about our long-term debt subject to changes in interest rates.

								Fair Value
	Debt maturing in,							December 31,
	2009	2010	2011	2012	2013	Thereafter	Total	2008
	(In millions)
Fixed rate	$1,048	$1,088	$531	$545	$1,338	$3,204	$7,754	$5,693
Average interest rate	6.1%	8.7%	7.9%	6.8%	10.1%	7.0%	7.7%
Variable rate	$—	$—	$5,710	$—	$—	$—	$5,710	$2,855
Average interest rate	N/A	N/A	3.4%	N/A	N/A	N/A	3.4%